Bankrate Announces Proposed Agreement to Settle Private Securities Class Action

New York, NY – June 9,  2014 – Bankrate, Inc. (NYSE: RATE) today announced that it has reached a proposed agreement, subject to Court approval, to settle the private securities class action pending against the Company and certain current and former officers of the Company.

Under the terms of the proposed settlement, Bankrate would pay a total of $18 million in cash to a Settlement Fund to resolve all claims asserted on behalf of investors who purchased or otherwise acquired Bankrate stock between June 16, 2011 and October 15, 2012. The proposed settlement further provides that Bankrate denies all claims of wrongdoing or liability. Bankrate’s insurers are expected to fund at least a substantial portion of the Settlement Fund.

If this proposed settlement is approved by the Court, a notice to the Class members will be sent with information regarding the allocation and distribution of the Settlement Fund and instructions on procedures to follow to make a claim on the Settlement Fund.

About Bankrate, Inc. (NYSE: RATE)

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, InsureMe.com, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Bankrate that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Actual results may differ materially from what we currently expect because of many risks and uncertainties, including but not limited to: the failure to obtain preliminary or final Court approval of the proposed settlement or delay in obtaining such approval; risks related to decisions by stockholders to opt out of or object to the proposed settlement; the potential impact of the proposed settlement on our stock price; risks relating to litigation and regulatory proceedings; resolution of insurance claims; uncertainties relating to relations with customers; and general economic and capital markets conditions.  For more information about factors that could cause actual results to differ materially from our expectations, refer to Bankrate’s reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in Bankrate’s Annual Report on Form 10-K for the year ended December 31, 2013. These documents are available on the SEC's website at www.sec.gov.  Bankrate undertakes no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

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For more information contact:

Bruce J. Zanca
SVP, Chief Marketing and Communications Officer
bzanca@bankrate.com

(917) 368-8648